Exhibit 99.1

DURECT to Expand Clinical Program to Additional Surgical Procedures and to Initiate U.S. Clinical Studies and for its Post-Operative Pain Relief Depot

Cupertino, CA-

January 26, 2006

DURECT Corporation (NASDAQ: DRRX - News), an emerging specialty pharmaceutical company, announced today that it plans to expand its worldwide development program for its post-operative pain relief depot, SABER™-Bupivacaine, by initiating additional Phase II studies for soft tissue and orthopedic surgical procedures. In addition, clinical studies will be conducted in the U.S. under the accepted U.S. Investigational New Drug (IND) application for SABER-Bupivacaine.

“The recent acceptance of our U.S. IND allows us to initiate clinical studies with some of the leading surgeons in the U.S. in addition to other countries around the world as we expand this clinical development program into additional surgical procedures,” said James E. Brown, President and CEO of DURECT. “DURECT intends to initiate the Phase III clinical program in the second half of 2006.”

About SABER-Bupivacaine

SABER-Bupivacaine is based on DURECT’s patented SABER delivery technology and is intended to be administered around the surgical site after surgery to provide 3 days or more of local analgesia. DURECT recently announced positive preliminary results for a Phase II dose escalation study in inguinal hernia patients in Australia. DURECT believes that its post-operative pain relief depot, if approved, has the potential to improve pain control, reduce opioid consumption and their associated side effects and hospital stays for patients that undergo surgery.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. Additional information about DURECT is available at www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development, anticipated product benefits, and clinical trial plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to successfully enroll and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on October 13, 2005 under the heading “Factors that may affect future results.”

SOURCE DURECT Corporation

CONTACT: Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation,

+1-408-777-1417